Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 3, 2010 (except for Note 16, as to which the date is October 18, 2010) with respect to the financial statements of The Fresh Market, Inc. contained in Amendment No. 6 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 6 to the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

Greensboro, North Carolina

October 29, 2010